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EXHIBIT 99.1

CONTACTS:
Joyce Strand, Inhale
650 631-3138

Inhale Announces Completion of Transaction to Acquire Shearwater Corporation

San Carlos, Calif., July 2, 2001—

    Inhale Therapeutic Systems, Inc. (Nasdaq:INHL) today announced that it has fulfilled customary closing conditions, including the notification and waiting period requirements of the Hart-Scott-Rodino Act, and completed the transaction on June 29, 2001 to acquire Shearwater Corporation.

    The terms of the transaction, as announced May 22, 2001, included $72.5 million of cash and four million shares of newly issued Inhale stock to Shearwater stock and option holders. At the close of the transaction, this represented a total acquisition value of approximately $164 million.

    Shearwater, which will operate as a wholly owned subsidiary of Inhale, is a leader in advanced PEGylation technology for enhancing delivery performance of most major drug classes, including macromolecules such as peptides and proteins, small molecules, and other drugs. The addition of this advanced PEGylation technology extends Inhale's portfolio of technologies and significantly expands Inhale's early and late stage human clinical pipeline. Advanced PEGylation has the potential to decrease dosing frequency, improve drug efficacy and safety, and simplify drug formulation for most macromolecules and many small molecules as well.

    "With the addition of Shearwater's advanced PEGylation technology platform, Inhale now can provide innovative, leading technology solutions to pharmaceutical and biotechnology partners for how drugs are formulated and manufactured into dosage forms for use by patients, how patients take drugs, and how drugs perform once they enter the patient's body. We believe we will be able to produce higher quality and better performing drug products for use in oral, inhalation, and injectable delivery through our new technologies for powder manufacturing; increase patient acceptance and compliance of drugs through inhalation; and improve how drug products perform once they enter the body through PEGylation. We believe that Inhale is now well-positioned to become the leading provider of delivery solutions to help our partners get the most value from their drug molecules," said Ajit Gill, President and CEO of Inhale.

    With this acquisition, Inhale has 19 programs in its clinical pipeline, two approved products, and three technology platforms—inhaleable delivery of macromolecules, supercritical fluids processing for powder particle production, and advanced PEGylation—that target major drug delivery opportunities. The acquisition adds 12 drugs to Inhale's pipeline, three of which have completed clinical trials and are in the pre-approval stage. Further, two of Shearwater's products are used in marketed products. Shearwater brings collaborations with Amgen, Hoffman-La Roche, Pharmacia, Schering-Plough, and several other biopharmaceutical companies.

    The Shearwater pipeline includes three products that have completed Phase III trials and are awaiting regulatory approval:

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  pegfilgrastim with Amgen for a sustained duration form of Neupogen® for neutropenia/cancer,

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  peginterferon alpha-2a (PEGASYS®) with Hoffman-La Roche Ltd. for hepatitis-C,

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  pegvisomant (Somavert®) with Pharmacia Corporation for acromegaly, a disease that produces increased quantities of growth hormone leading to abnormal growth of hands, feet and other areas of the body.

    Shearwater also supplies PEGylation products to Schering-Plough Corporation for use in its marketed product peginterferon alpha-2b, (PEG-INTRON™) and has collaborations with an additional nine pharmaceutical companies with products in various stages of research, feasibility, and development including announced collaborations with Regeneron, Maxygen and United Therapeutics.

    Inhale Therapeutic Systems, Inc. develops advanced drug delivery solutions for the biopharmaceutical industry. The Company is focused on two main opportunities: improved delivery of macromolecules, including peptides and proteins, and improved performance of drug powders. Inhale is pioneering inhaleable delivery of macromolecules, supercritical fluids processing for powder particle production and, with the finalization of the acquisition of Shearwater, advanced PEGylation. In addition to the above Shearwater partners, the Company is also collaborating with major pharmaceutical and biotechnology companies, including AstraZeneca, Aventis Behring, Biogen, Bristol-Myers Squibb, GlaxoSmithKline, Lilly and Pfizer.

    This release contains forward-looking statements that reflect Inhale management's current views as to the Company's business strategy, this acquisition, future products, product developments, clinical trials, manufacturing scale-up, and other future events and operations relating to the company and Shearwater. The forward-looking statements also involve uncertainties and risks that are detailed in Inhale's reports and other filings with the Securities and Exchange Commission, including its Form 10-K as amended for the year ending December 31, 2000 and its Form 10-Q for the quarter ended March 31, 2001. Actual results could differ materially from these forward-looking statements.
Contact: (650) 631-3138

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  EXHIBIT 99.1